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                                                                 Exhibit (a)(3)

CONFIDENTIAL

December 4, 1997

J.W. Childs & Associates
1 Federal Street, 21st Floor
Boston, MA 02110

Attention:     Mr. Adam L. Suttin
               Vice President

Dear Sir:

         To enable J.W. Childs Associates (hereinafter referred to as "you") to evaluate a possible business combination between you and/or your Affiliates (as defined below) and American Safety Razor Company (together with its subsidiaries, the "Company") by way of any recapitalization, acquisition, merger or other transaction involving the Company, whereby any securities or assets of the Company is exchanged ("Transaction"), you have requested that the Company furnish you or your directors, partners, trustees, officers and employees and representatives of your legal, accounting and financial advisors (the persons to whom such disclosure is permissible being collectively referred to herein as your "Representatives") certain oral and written information concerning the Company. All such information, in whatever format or storage medium, and whether furnished before, on or after the date hereof, together with all analyses, compilations, studies, data, notes, interpretations or other documents prepared by you or your Representatives, which contains, is based upon or otherwise reflects, in whole or in part, such furnished information and your review of, interest in or receipt of, the Company, the Transaction or the foregoing information is hereinafter referred to as the Confidential Information.) In consideration of the Company furnishing the Confidential Information to you, you agree as follows:

             I. Except as and to the extent expressly provided otherwise below, the Confidential Information will be kept confidential and shall not, without the Company's prior written consent, be disclosed or used by you or your Representatives, in any manner whatsoever, other than in connection with the evaluation and/or consummation of a proposed Transaction. You agree to disclose the Confidential Information only to your Representatives who are actively and directly participating in the evaluation of the Transaction and who, prior to receiving the Confidential Information, agree to maintain its confidentiality on the same terms and conditions as set forth herein. You shall be responsible for any breach of this agreement by your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to such breach). You shall keep a record of each location of the Confidential Information.

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            II. In consideration of our furnishing you with Confidential
Information, you also agree that for a period of two years from the date of this letter agreement, neither you nor any of your Representatives will, without the prior written consent of the Company or its Board of Directors:

         a. acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person;

         b. make, or in any way participate, directly or indirectly, in any "solicitation" or "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

         c. make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

         d. seek or propose to influence or control the Company's management or policies (or request permission to do so);

         e. form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the foregoing.

You will promptly advise the Company of any inquiry or proposal made to you with respect to the foregoing.

           III. The Confidential Information, and all copies thereof, except for that portion of the Confidential Information which consists solely of analyses, compilations, studies, data, notes, interpretations or other documents prepared by you or your Representatives, will, upon the Company's request, be returned by you without you retaining any copies thereof (in any format or storage medium, including computer disk or memory.) To the extent that you utilize any portion of the Confidential Information to prepare your own analyses, compilations, studies, data, notes, interpretations or other documents, you will hold and keep such Confidential Information confidential and subject to the terms of this agreement, or destroy or purge such Confidential Information from any computer system, as the case may be (with destruction or purging confirmed in writing), and any oral Confidential Information will continue to be subject to this Agreement.

            IV. In the event that you or anyone to whom you disclose the Confidential Information pursuant to this agreement become legally compelled in the opinion of your outside counsel to disclose any of the Confidential Information, you will provide the Company with "prompt notice" (hereinafter defined) thereof so that we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. You and your Representatives will not oppose (and will, if and to the extent requested by the Company, cooperate with, assist and join with the Company, at the Company's expense) any action by the Company to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The term "prompt notice" means written notice given by you to the Company as soon as possible

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after you receive notice of your legal duty to disclose such Confidential
Information. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this agreement, you and your Representatives will furnish only that portion of the Confidential Information which you are advised by outside counsel must be disclosed. With respect to any such release, you will advise such third party in writing that such information is subject to this Confidential Agreement.

             V. You acknowledge that you are familiar with the insider trading laws and your responsibility under the Federal Securities Laws, and will refrain from trading on the basis of or disclose the Confidential Information in violation thereof.

            VI. Although the Company has included, or will include, in the Confidential Information certain data that it believes to be relevant for the purpose of your investigation, you acknowledge that neither the Company nor its Representatives are making any representation or warranty as to its accuracy or completeness. You further agree that the Company's only obligation to you shall be with respect to those representations and warranties set forth in a definitive agreement which may be executed by the Company and you. You agree that neither the Company nor any its officers, directors, employees, agents or other representatives shall have any liability to you or any of your Representatives resulting from the use of the Confidential Information by you or your Representatives. You further agree that no delay or failure by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege thereunder.

           VII. You understand that by receiving the Confidential Information, neither the Company nor its representatives undertake any obligation to provide you with any access to any additional information.

          VIII. The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by you or anyone to whom you transmit the Confidential Information, (b) becomes available to you on a non-confidential basis from a source other than the Company who, to your knowledge, is not bound by an obligation of confidentiality to the Company or is not otherwise prohibited from disclosing such information, or (c) is otherwise demonstrably known to you on the date hereof.

            IX. You agree that you will not, directly or indirectly, without the prior written consent of the Company solicit to hire (i) any executive employed by the Company or (ii) any other employee of the Company with whom you have had contact or who (or whose performance) became known to you in connection with the Transaction; provided, however, that the foregoing shall not prevent you from hiring any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you and who has not been employed by the Company during the preceding six months.

             X. For purposes of this Agreement, "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            XI. You agree that any breach of your obligations hereunder could cause the Company irreparable injury and that monetary damages may not be an adequate remedy for any such

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breach. In the event of a breach or threatened breach by any of you and your
Representatives of the provisions of this agreement, you agree that the Company may be entitled to equitable relief in any court of competent jurisdiction, including an injunction restraining any of you and your Representatives from breaching the terms hereof, in addition to all other remedies available to the Company at law or in equity. You and your Representatives shall waive any requirement for the securing or posting of any bond in connection with seeking any such remedy. You agree to indemnify the Company against any costs (including, with limitation, reasonable attorneys' fees), demands or liabilities arising directly or indirectly out of a breach of your or your Representatives' obligations hereunder. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for any such breach, including specific performance or recovery of monetary damages.

           XII. If any provision of this agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, policy or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation of the remainder of this agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

          XIII. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or related to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any Transaction in any of the aforementioned courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           XIV. You understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement in respect of a Transaction has been executed and delivered, and you hereby waive, in advance, any claims (including breach of contract) in connection with a Transaction unless and until you shall have entered into such a definitive agreement. You also agree that unless and until a definitive agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor any of its representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement, for the matters specifically agreed to herein. You understand that (i) the Company and its representatives shall be free to conduct any process for any Transaction as they in their sole discretion shall determine (including negotiating with any of the prospective parties to such Transaction and entering into a definitive agreement without prior notice to you or any other person) and (ii) any procedures relating to such Transaction may be changed at any time without prior notice to you or any other person. You hereby confirm that you are not acting as a broker for or Representative of any person and are

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considering the Transaction only for your own account. Neither this paragraph nor any other provision in this agreement can be waived, amended or assigned except by written consent of the Company, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

            XV. This agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to any requirements thereof that might cause the application of the law of any other jurisdiction.

           XVI. The Company is a third party beneficiary of this Agreement and shall have the right to enforce its terms.

          XVII. This agreement will terminate three years from the date hereof.


         If you agree to the foregoing, please sign both enclosed counterparts of this letter where indicated below and promptly return one to us.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED
                                          on behalf of
                                          AMERICAN SAFETY RAZOR COMPANY


                                          By: /s/ Fuad A. Sawaya
                                             ----------------------------------
                                          Name:   Fuad A. Sawaya
                                          Title:     Managing Director

ACCEPTED AND AGREED
as of the date hereof:

J.W. CHILDS & ASSOCIATES

By: /s/ Adam L. Suttin
   -------------------------
Name:    Adam L. Suttin
Title:   Vice President

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